Exhibit 99.1

1111 South Arroyo Parkway 7084	Press Release
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	November 2, 2005

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings for Fiscal 2005

PASADENA, CALIF. — Jacobs Engineering Group Inc. (NYSE: JEC) —

Fiscal 2005 Highlights:

•	Backlog increases 16.0% from September 30, 2004 to $8.6 billion

•	Net earnings increase 17.1% from fiscal 2004 to $151.0 million

•	Diluted EPS increases 14.2% to $2.57 per share

Jacobs reported today record net earnings of $151.0 million, or $2.57 per diluted share, on revenues of $5.6 billion for its fiscal year ended September 30, 2005. This compares to net earnings of $129.0 million, or $2.25 per diluted share, on revenues of $4.6 billion for fiscal 2004.

For the fourth quarter of fiscal 2005, Jacobs reported net earnings of $42.8 million, or $0.72 per diluted share, on revenues of $1.5 billion. This compares to net earnings of $30.5 million, or $0.53 per diluted share, on revenues of $1.2 billion for the fourth quarter of fiscal 2004.

Jacobs also reported record backlog totaling $8.6 billion at September 30, 2005, including a technical professional services component of $4.3 billion. This compares to total backlog and technical professional services backlog of $7.5 billion and $4.0 billion, respectively, at September 30, 2004.

Commenting on the results for the year, Jacobs Chairman and CEO Noel G. Watson stated, “Fiscal 2005 was a good year for Jacobs. We posted a 14 percent increase in earnings-per-share and grew backlog by 16 percent. Many of our clients’ markets are showing increased capital spending activity, including oil & gas, federal programs, and civil & infrastructure. Our prospects remain strong, and I expect fiscal 2006 to be another good growth year for us. I want to thank our management and employees for all of their efforts last year, and I want to thank our customers and shareholders for their continued support.”

Jacobs Engineering Group Inc.

In commenting on the earnings outlook for fiscal 2006 Chief Financial Officer John W. Prosser, Jr. stated, “We are very pleased to report earnings that reflect a return to our historic growth rates. Our outlook for fiscal 2006 remains positive and we expect earnings for the year to be in line with our EPS growth rate goal of 15 percent, before the effects of adopting FAS 123(R).”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Thursday, November 3, 2005, which interested parties can listen to live at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through November 10, 2005. The dial-in number for the audio replay is 706.645.9291 (reference code 1220436).

Jacobs, with over 38,000 employees and revenues approaching $6.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements, and represent management’s best judgment as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed in this release. For Information concerning factors that could cause such differences, readers of this release should read the Company’s most recent annual report on Form 10-K for the period ending September 30, 2004 and its Form 10-Q for the period ending June 30, 2005 (including in each case the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained therein). The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Jacobs Engineering Group Inc.

Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended September 30		Twelve Months Ended September 30
	2005	2004	2005	2004
Revenues	$1,519,459	$1,215,686	$5,635,001	$4,594,235

Costs and Expenses:
Direct costs of contracts	(1,312,246)	(1,040,303)	(4,828,697)	(3,929,560)
Selling, general and administrative expenses	(139,870)	(128,951)	(564,830)	(466,409)

Operating Profit	67,343	46,432	241,474	198,266

Other Income (Expense):
Interest income	1,448	948	4,349	3,065
Interest expense	(1,443)	(1,344)	(6,471)	(3,565)
Miscellaneous income, net	(415)	842	(3,293)	658

Total other income (expense), net	(410)	446	(5,415)	158

Earnings Before Taxes	66,933	46,878	236,059	198,424

Income Tax Expense	(24,153)	(16,408)	(85,039)	(69,449)

Net Earnings	$42,780	$30,470	$151,020	$128,975

Earnings Per Share:
Basic	$0.74	$0.54	$2.65	$2.30
Diluted	0.72	0.53	2.57	2.25

Weighted Average Shares Used to Calculate Earnings Per Share:
Basic	57,604	56,421	57,046	56,134
Diluted	59,410	57,476	58,690	57,433

Jacobs Engineering Group Inc.

Other Operational Information (in thousands)

	Three Months Ended September 30		Twelve Months Ended September 30
	2005	2004	2005	2004
Revenues by Major Component:
Technical professional services	$740,854	$620,210	$2,855,579	$2,309,006
Field services	778,605	595,476	2,779,422	2,285,229

Total	$1,519,459	$1,215,686	$5,635,001	$4,594,235

Depreciation Before Taxes	$10,209	$8,712	$38,721	$34,154

Capital Expenditures	$10,412	$12,514	$43,902	$37,110

Selected Balance Sheet and Backlog Information (in thousands):

	At September 30,
	2005	2004
Balance Sheet Information:
Cash and cash equivalents	$239,849	$100,075
Total debt	95,983	80,015
Stockholders’ equity	1,144,942	1,005,027

Backlog Information:
Technical professional services	$4,329,000	$3,989,000
Field services	4,314,000	3,463,000

Total	$8,643,000	$7,452,000

Jacobs Engineering Group Inc.